EXHIBIT 16.1









December 14, 2000



United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Entropin, Inc.
    SEC File No. 33023693

Ladies and Gentlemen:

The undersigned Causey Demgen & Moore Inc. previously acted as independent accountants to audit the financial statements of Entropin, Inc. (the "Company"). We are no longer acting as independent accountants to the Company.

This letter will confirm that we have reviewed Item 4. of the Company's Form 8-K dated December 14, 2000, captioned "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT" and that we agree with the statements made therein as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Dated this 14th day of December, 2000.

Sincerely,




/s/ CAUSEY DEMGEN & MOORE INC.



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